Exhibit 4.1

SHAREHOLDER SUPPORT LETTER AGREEMENT

This Shareholder Support Letter Agreement (this “Agreement”) is dated as of April [•], 2023 and is delivered by one or more of the shareholders of Lilium N.V., a Dutch public limited liability company (naamloze vennootschap) (the “Company”) named in Exhibit A hereto (individually, a “Shareholder” or if more than one entity listed thereon, the “Shareholders”).

BACKGROUND:

WHEREAS, concurrently herewith, the Company is entering into a securities purchase agreement (the “Purchase Agreement”) with a certain shareholder (the “Investor”) pursuant to which the Company has agreed to issue and sell, and the Investor desires to purchase from the Company warrants for the purchase of 184,210,526 ordinary shares A of the Company, with a nominal value of EUR 0.12 per share (the “Class A Ordinary Shares”) with an exercise price of $1.00 per Class A Ordinary Share, of which warrants for the purchase of 130,000,000 Class A Ordinary Shares will be immediately exercisable on the Closing Date (as defined in the Purchase Agreement) (collectively, the “Immediate Exercise Warrants”) and warrants for the purchase of the remaining 54,210,526 Class A Ordinary Shares will become exercisable, upon shareholder approval as provided herein (collectively, the “Delayed Exercise Warrants” and together with the Immediate Exercise Warrants, the “Warrants”) (such sale and purchase, together with the New Designation (as defined below), the “Transaction”);

WHEREAS, the Board of Directors of the Company (the “Board”) (i) is currently designated by the general meeting of the Company to issue up to a maximum of 132,954,389 Class A Ordinary Shares and to exclude or restrict pre-emptive rights in relation to such issuances (the “Current Designation”) and (ii) has (a) resolved that entry into this Agreement and the consummation of the Transaction are expedient and for the best interests of the Company, (b) approved this Agreement and the consummation by the Company of the Transaction (whereby the issuance of Delayed Exercise Warrant Shares (and the exclusion of the pre-emptive rights in relation to such issuance) are subject to the vote of shareholders of the Company holding at least a majority of the outstanding Class A Ordinary Shares (and if less than half of the issued share capital is represented, the resolution to designate the Board to exclude or restrict pre-emptive rights in relation to such issuance requires the majority of two-thirds of the votes cast)), (c) recommended that the designation of the Board to issue Class A Ordinary Shares and grant rights to subscribe for Class A Ordinary Shares up to a maximum of 30% of the issued share capital of the Company at a general meeting of the Company to be held within sixty (60) days of the date hereof (the “General Meeting”) for a period of thirty-six (36) months from the General Meeting and to limit or exclude statutory pre-emptive rights related thereto (the “New Designation”) be authorized and approved by the Company’s shareholders, and (d) directed that the New Designation be submitted to the Company’s shareholders for authorization and approval;

WHEREAS, under the Company’s Articles of Association, the nominal value of the Class A Ordinary Shares amounts to EUR 0.12, the nominal value of the ordinary shares B amounts to EUR 0.36 and the nominal value of the ordinary shares C amounts to EUR 0.24 and the Board deems it in the best interests of the Company to partially amend the Articles of Association to reflect the reduction, without repayment, of the nominal value of the Class A Ordinary Shares to EUR 0.01 per share, the nominal value of the ordinary shares B to EUR 0.03 per share and the nominal value of the ordinary shares C to EUR 0.02 per share in order to have more flexibility (the “Nominal Value Reduction”) and has recommended that the Nominal Value Reduction be authorized and approved by the Company’s shareholders and directed that the Nominal Value Reduction be submitted to the Company’s shareholders for authorization and approval; and

WHEREAS, as of the date hereof, the Shareholder is the record and “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) of the number and class of shares of the Company set forth on Exhibit A hereto ((the “Owned Shares”); the Owned Shares and any additional shares of the Company (or any securities convertible into or exercisable or exchangeable for shares of the Company) in which such Shareholder acquires record and beneficial ownership after the date hereof, including by purchase, as a result of a share dividend, share split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, the “Covered Shares”).

NOW, THEREFORE, the parties agree as follows:

AGREEMENTS:

1.            Agreement to Vote. Subject to the last paragraph of this Section 1, each Shareholder, in its, his or her capacity as a shareholder of the Company, irrevocably and unconditionally agrees that, at an upcoming general meeting of the shareholders of the Company called by the Company (as well as any subsequent general meeting of the shareholders of the Company in case the New Designation and/or the Nominal Value Reduction has not been approved (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof)) and in connection with any written consent of shareholders of the Company, such Shareholder shall, and shall cause any other holder of record of any of such Shareholder’s Covered Shares to:

(a)            when such meeting is held, appear at such meeting or otherwise cause such Shareholder’s Covered Shares to be counted as present or represented thereat for the purpose of establishing a quorum;

(b)            vote, or cause to be voted at such meeting (or validly execute and return and cause such proxy vote to be granted with respect to), all of such Shareholder’s Covered Shares owned as of the record date for such meeting in favor of the New Designation and the Nominal Value Reduction and any other matters necessary or reasonably requested by the Company for consummation of the New Designation and the Nominal Value Reduction; and

(c)            vote, or cause to be voted at such meeting, or validly execute and return and cause such proxy vote to be granted with respect to, all of such Shareholder’s Covered Shares against any action that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the Transaction.

The obligations of any Shareholder specified in this Section 1 shall apply whether or not the New Designation, the Nominal Value Reduction, the Transaction or any action described above is recommended by the Board.

2.            Restrictions on Transfer. Until the Termination Date (as defined below), each Shareholder agrees not to (a) sell, assign or otherwise transfer any of its, his or her Covered Shares except pursuant to a trading plan adopted pursuant to Rule 10b5-1 under the Exchange Act that is in effect as of the date hereof, (b) enter into (i) any option, warrant, purchase right, or other agreement that could (either alone or in connection with one or more developments or events (including the satisfaction or waiver of any conditions precedent)) require the Shareholder to sell, assign or otherwise transfer the Covered Shares or (ii) any voting trust, proxy or other agreement with respect to the voting or sale, assignment or transfer of the Covered Shares, or (c) take any actions in furtherance of any of the matters described in the foregoing clauses (a) or (b).

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3.            New Securities. During the period commencing on the date hereof and ending on the Termination Date, in the event that, (a) any Class A Ordinary Shares or other equity securities of Company are issued to a Shareholder after the date of this Agreement pursuant to any share dividend, share split, recapitalization, reclassification, combination or exchange of Company securities owned by the Shareholders, (b) a Shareholder purchases or otherwise acquires beneficial ownership of any Class A Ordinary Shares or other equity securities of Company after the date of this Agreement, or (c) a Shareholder acquires the right to vote or share in the voting of any Class A Ordinary Shares or other equity securities of Company after the date of this Agreement (such Class A Ordinary Shares or other equity securities of the Company, collectively the “New Securities”), then such New Securities acquired or purchased by such Shareholder shall be subject to the terms of this Agreement to the same extent as if they constituted Covered Shares as of the date hereof.

4.            No Inconsistent Agreements. Each Shareholder hereby covenants and agrees that such Shareholder shall not, at any time prior to the Termination Date, (i) enter into any voting agreement or voting trust with respect to any of such Shareholder’s Covered Shares that is inconsistent with such Shareholder’s obligations pursuant to this Agreement, (ii) grant a proxy or power of attorney with respect to any of such Shareholder’s Covered Shares that is inconsistent with such Shareholder’s obligations pursuant to this Agreement, or (iii) enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it, him or her from satisfying, such Shareholder’s obligations under this Agreement.

5.            Termination. This Agreement shall terminate upon the earlier of (i) the termination of the Purchase Agreement executed in connection with the Transaction and (ii) such time as the New Designation and the Nominal Value Reduction have been approved by the Company’s shareholders (the earlier such date under clause (i) and (ii) being referred to herein as the “Termination Date”); provided, that the provisions set forth in Sections 11 and 12 shall survive the termination of this Agreement.

6.            Representations and Warranties of each Shareholder. Each Shareholder hereby represents and warrants as to itself as follows:

(a)    Such Shareholder is the record and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to, the Covered Shares, free and clear of liens other than as created by this Agreement.

(b)    Such Shareholder (i) except as provided in this Agreement, has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, in each case, with respect to such Shareholder’s Covered Shares, (ii) has not entered into any voting agreement or voting trust with respect to any of such Shareholder’s Covered Shares that is inconsistent with such Shareholder’s obligations under this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of such Shareholder’s Covered Shares that is inconsistent with such Shareholder’s obligations under this Agreement and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent such Shareholder from satisfying, its, his or her obligations under this Agreement.

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(c)    This Agreement has been duly authorized (with respect to any Shareholder that is not an individual), executed and delivered by such Shareholder and constitutes a valid and binding agreement of such Shareholder enforceable against such Shareholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws (as defined below) affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(d)    No filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by such Shareholder from, or to be given by such Shareholder to, or be made by such Shareholder with, any governmental authority in connection with the execution, delivery and performance by such Shareholder of this Agreement, other than any filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act.

(e)    The execution, delivery and performance of this Agreement by such Shareholder do not, and the consummation of the Transaction will not, constitute or result in (i) a breach or violation of, or a default under, the governing documents of such Shareholder (if such Shareholder is not an individual), (ii) a breach or violation of any Law, or (iii) a breach or violation of, or a default under, any contract binding upon such Shareholder except, in the case of clause (ii) or (iii) directly above, for any such breach, violation, or default that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair such Shareholder’s ability to perform its, his or her obligations hereunder or the consummation of the Transaction. For purposes of this Agreement, “Law” means, with respect to any person, any transnational, domestic or foreign, federal, state, local or provincial law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a governmental authority that is binding on or applicable to such person.

7.            Consent to Disclosure. Each Shareholder hereby consents to the publication and disclosure in and to the extent required by applicable securities Laws or the U.S. Securities and Exchange Commission or any other securities authorities of such Shareholder’s identity and beneficial ownership of Shares and the nature of such Shareholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by the Company, a copy of this Agreement.

8.            Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof. This Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by the parties hereto. The Shareholders are not and shall not be deemed to be a “group” (within the meaning of the Exchange Act) or to be “acting in concert” (within the meaning of Rule 144 under the Securities Act of 1933, as amended) by virtue of the execution and delivery of this Agreement.

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9.            Assignment. No party hereto may, except as set forth herein, assign either this Agreement or any of its, his or her rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on the parties and their respective successors, heirs, personal representatives and assigns and permitted transferees.

10.          Counterparts. This Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

11.          Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

12.          Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in the United States District Court for the District of Delaware or, if such court does not have jurisdiction, the Delaware state courts located in Wilmington, Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such action, waives any objection it may now or hereafter have to personal jurisdiction, venue or convenience of forum, agrees that all claims in respect of the action shall be heard and determined only in any such court, and agrees not to bring any action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any action brought pursuant to this paragraph. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

13.          Notices. Any notice, designation, request, request for consent or consent provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed first class mail (postage prepaid) or sent by reputable overnight courier service (charges prepaid) to the applicable Shareholder or to the Company, as applicable, at the address set forth below and to any other recipient at the address indicated on the Company’s records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder when sent by facsimile (receipt confirmed), via electronic mail or delivered personally, five (5) days after deposit in the U.S. mail and one (1) day after deposit with a reputable overnight courier service.

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If to the Shareholders: to the contact information set forth on their respective signature pages.

If to the Company:

Lilium N.V.

c/o Lilium Aviation Inc.

2385 N.W. Executive Center Drive, Suite 300

Boca Raton, FL 33431
Attn: Roger Franks

E-mail: roger.franks@lilium.com

with a copy (not constituting notice) to:

Freshfields Bruckhaus Deringer US LLP 601 Lexington Avenue

New York, NY 10022 Attn: Valerie Ford Jacob

E-mail: valerie.jacob@freshfields.com

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

LILIUM N.V.

By:
Name:
Title:

[Signature page to Lilium N.V. Shareholder Support Letter Agreement]

Exhibit A

Shareholder	Owned Shares

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

Shareholder

By:
Name:
Title:

For notice:

Address:
Email:

[Signature page to Lilium N.V. Shareholder Support Letter Agreement]